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                                                                      EX-99.4(L)

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                                                      GUARANTEED INCOME PROVIDER
                                                                   BENEFIT RIDER

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(MINNESOTA LIFE INSURANCE COMPANY LETTERHEAD)
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This rider is attached to and made part of this contract as of the Contract Date or a subsequent Contract Anniversary. We will deduct a charge for this rider as set forth on page one of the contract. Once elected, you may not terminate this rider.

Terms not defined in this rider have the meaning given to them in the contract. The following section is appended to the contract following the section of the contract titled "Fixed Annuity Payments":

ANNUITIZE

The process of applying part or all of the available value to purchase Annuity Payments.

GUARANTEED MINIMUM INCOME BENEFIT

If fixed Annuity Payments are elected on or within 30 days following a Contract Anniversary on or after the tenth Contract Anniversary since this rider was attached to the contract, and on or before the earlier of the Contract Anniversary following the oldest Annuitant's 90th birthday or the Contract Anniversary following the oldest Owner's 90th birthday, the fixed Annuity Payment amount for a specified Annuity Payment option will be the greater of:

   (a) the fixed Annuity Payment given by the other terms of the contract; or
   (b) the Guaranteed Income Provider Benefit defined in this rider.

The Guaranteed Income Provider Benefit cannot be invoked at any other time. After the earlier of the Contract Anniversary following the oldest Annuitant's 90th birthday or the Contract Anniversary following the oldest Owner's 90th birthday, the Guaranteed Income Provider Benefit and the associated charge deducted from the contract are terminated.

The Guaranteed Income Provider Benefit will apply only to the following Annuity Payment options defined in the contract, or any Annuity Payment option offered by us for Guaranteed Income Provider Benefits at the time of your election.

   Option 1 - Life Annuity.
   Option 2 - Life Annuity with a Period Certain.
   Option 3 - Joint and Last Survivor.

The Guaranteed Income Provider Benefit is the fixed Annuity Payment amount that can be provided by the Guaranteed Income Provider Basis adjusted for any applicable premium tax not previously deducted from Purchase Payments applied to the tables in Appendix C. The dollar amount of the Annuity Payment depends on the Annuity Payment option selected, the adjusted age of any Annuitant and Joint Annuitant, and the amount applied.

The Guaranteed Income Provider Basis is the greater of:

   o the Guaranteed Income Provider Highest Anniversary Value prior to the date Annuity Payments are elected increased by any Purchase Payments and reduced using the Reduction Procedure for the Guaranteed Income Provider Highest Anniversary Value defined below for amounts withdrawn or annuitized since the previous Guaranteed Income Provider Highest Anniversary Value was determined; or

   o  the Guaranteed Income Provider 5% Increase Value;

The Guaranteed Income Provider Highest Anniversary Value will be determined on every Contract Anniversary starting with the Contract Anniversary on which this rider was issued, up to and including the Contract Anniversary following your 85th birthday. The Guaranteed Income Provider Highest Anniversary Value is equal to the greater of:

   o  the Contract Value; or

   o the previous Guaranteed Income Provider Highest Anniversary Value increased by any Purchase Payments and reduced using the Reduction Procedure for the Guaranteed Income Provider Highest Anniversary Value defined below for amounts withdrawn or annuitized since the previous Guaranteed Income Provider Highest Anniversary Value was determined.


03-70086                                                       Minnesota Life  1
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The Guaranteed Income Provider 5% Increase Value is equal to the sum of:

   o the portion of the Contract Value in the General Account and the Guaranteed Term Account; and

   o the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value as calculated by Purchase Payments and transfers into the Variable Account reduced for withdrawals, annuitizations and transfers out of the Variable Account using the Reduction Procedure for the Guaranteed Income Provider 5% Increase Value defined below, accumulated to the earlier of the date Annuity Payments are elected or the Contract Anniversary following your 85th birthday at an interest rate of 5%, compounded annually.

Notwithstanding any provision of this rider to the contrary:

   (1) at no time shall either the Guaranteed Income Provider Highest Anniversary Value or the Guaranteed Income Provider 5% Increase Value exceed 200% of the sum of the Contract Value as of the date this rider was added, plus subsequent Purchase Payments received more than 12 months prior to the date Annuity Payments are elected, and less subsequent withdrawals and annuitizations;

   (2) after the Contract Anniversary following your 85th birthday, the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value shall not exceed the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value as of the Contract Anniversary following your 85th birthday reduced for subsequent amounts withdrawn, annuitized or transferred out of the Variable Account using the Reduction Procedure for the Guaranteed Income Provider 5% Increase Value defined below.

Reduction Procedure for the Guaranteed Income Provider Highest Anniversary Value

  A withdrawal or annuitization will reduce the Guaranteed Income Provider Highest Anniversary Value as follows.

       (i) On a dollar-for-dollar basis if the cumulative withdrawal and annuitization amount, including the current withdrawal or annuitization, occurring during the current Contract year is less than or equal to 5% of the Guaranteed Income Provider Highest Anniversary Value as of the most recent Contract Anniversary.

       (ii) On a pro-rata basis if the cumulative withdrawal and annuitization amount, including the current withdrawal or annuitization, occurring during the current Contract year is greater than 5% of the Guaranteed Income Provider Highest Anniversary Value as of the most recent Contract Anniversary. The pro-rata adjustment will reduce the Guaranteed Income Provider Highest Anniversary Value by the proportion that the current amount withdrawn or annuitized bears to the Contract Value just prior to the withdrawal or annuitization.

Reduction Procedure for the Guaranteed Income Provider 5% Increase Value

   A withdrawal, annuitization, or transfer out of the General Account or Guaranteed Term Account will reduce the Guaranteed Income Provider 5% Increase Value on a dollar for dollar basis.

   A withdrawal, annuitization, or transfer out of the Variable Account will reduce the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value as follows.

       (i) On a dollar-for-dollar basis if the cumulative withdrawal, annuitization, and transfer out amount from the Variable Account, including the current withdrawal, annuitization, or transfer from the Variable Account, occurring during the current Contract year is less than or equal to 5% of the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value as of the most recent Contract Anniversary.

       (ii) On a pro-rata basis if the cumulative withdrawal, annuitization, and transfer out amount; including the current withdrawal, annuitization, or transfer from the Variable Account; occurring during the current Contract year is greater than 5% of the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value as of the most recent Contract Anniversary. The pro-rata adjustment will reduce the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value by the proportion that the current amount withdrawn, annuitized, or transferred out of the Variable Account bears to the Contract Value in the Variable Account just prior to the withdrawal, annuitization, or transfer.

Where Joint Owners exist, there will be no further Guaranteed Income Provider Highest Anniversary Values determined or accumulation of the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value after the Contract Anniversary following the 85th birthday of the oldest Joint Owner. After the death of the first Joint Owner, determination of new Guaranteed Income Provider Highest Anniversary Values and accumulation of the Variable Account Portion of the Guaranteed Income Provider 5% Increase Value may resume if the surviving Joint Owner continues the contract. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will determine the Guaranteed Income Provider Highest Anniversary Value and Guaranteed Income Provider 5% Increase Value using the age of the oldest Annuitant.


03-70086                                                       Minnesota Life  2
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For any calculation that calls for a value on a date that is not a Valuation
Date, the value used will be that as of the Valuation Date next following the date requested.

The Guaranteed Income Provider Benefit may be invoked one time as a partial annuitization of the Contract Value, subject to all other requirements of the benefit, if at least 50% of the Contract Value is annuitized. To invoke the Guaranteed Income Provider Benefit at any other time, the contract must be fully annuitized.

This rider will terminate at the earliest of: termination or surrender of the contract; the Annuity Commencement Date where all remaining Contract Value has been applied to provide Annuity Payments; the Contract Anniversary following the oldest Annuitant's 90th birthday; or the Contract Anniversary following the oldest Owner's 90th birthday. Once elected, this rider may not be terminated for any other reason.








Secretary                                                             President


03-70086                                                       Minnesota Life  3